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                                                                      EXHIBIT 13

                            SHARE PURCHASE AGREEMENT

         AGREEMENT made as of August 17, 1993 between THE PARKSTONE ADVANTAGE FUND, a Massachusetts business trust, located in Topeka, Kansas (the "Trust") and SECURITY BENEFIT LIFE INSURANCE COMPANY, a mutual life insurance company, located in Topeka, Kansas ("Security Benefit").

         WHEREAS, the Trust has filed a registration statement with the Securities and Exchange Commission ("SEC") in order to be registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust offers five (5) investment portfolios, Series A units of beneficial interest (representing interest in the Prime Obligations
Fund), Series B units of beneficial interest (representing interest in the Equity Fund), Series C units of beneficial interest (representing interest in the Small Capitalization Fund), Series D units of beneficial interest (representing interest in the Bond Fund), and Series E units of beneficial interest (representing interest in the International Discovery Fund), each being a series of the Trust (individually, a "Fund," and collectively, the "Funds");

         WHEREAS, the Trust, under the regulation of the SEC, requires an initial shareholder of the Trust's units of beneficial interest to commit, on a contingent basis, to the assumption of unamortized organizational expenses of the Trust;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Offering. The Trust hereby offers Security Benefit and Security Benefit hereby purchases 100,000 Series A units of beneficial interest (representing interest in the Prime Obligations Fund) in the Trust (such 100,000 units of beneficial interest being hereinafter collectively known as "Initial Shares") at the price of $1.00 per share. Security Benefit hereby acknowledges purchase of the Initial Shares and the Trust hereby acknowledges receipt from Security Benefit of funds in the amount of $100,000 in full payment for such shares.

         2. Redemption; Unamortized Organizational Expenses. Security Benefit agrees that if it redeems any of the Initial Shares prior to the fifth anniversary of the date the Trust begins its investment activities, Security Benefit will pay the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Initial Shares redeemed by Security Benefit and the denominator of which is equal to the number of Initial Shares outstanding as of the date of such reimbursement. Security Benefit further agrees that in the event of any transfer of the Initial Shares prior to the expiration of the fifth anniversary of the date the Trust begins its investment activities, it will impose a written condition to such transfer requiring the transferee as well as such transferee's direct or indirect transferee to agree that upon redemption of any of the Initial Shares prior to the fifth anniversary of the date the Trust begins its investment


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activities, such transferee will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Initial Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the SEC require such reimbursement. Security Benefit agrees to give the Trust's legal counsel prior notice of any transfer of the Fund's Initial Shares.

         3. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Kansas.

         The names "The Parkstone Advantage Fund" and "Trustees of The Parkstone Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust and to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto as filed or hereafter filed. The obligations of "The Parkstone Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest-holders or representatives of the Trust personally, but bind only the assets of the trust, and all persons dealing with any Fund of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the seventeenth day of August, 1993.

Attest:                                    THE PARKSTONE ADVANTAGE FUND

/s/ Amy J. Lee                             By:      /s/ Larry J. Bruning
--------------------------------              ---------------------------------
                                           Its:     President

Attest:                                    SECURITY BENEFIT LIFE INSURANCE
                                           COMPANY

/s/ Amy J. Lee                             By:      /s/ Gary Eisenbarth
--------------------------------              ---------------------------------
                                                    Authorized Officer


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